Exhibit 99.1

News Release | Jan. 25, 2021

Wells Fargo & Company Announces Pricing of Any and All Cash Tender Offers by Its Wholly-Owned Subsidiary

SAN FRANCISCO – Jan. 25, 2021 – Wells Fargo & Company (NYSE: WFC) today announced the tender offer consideration (the “Tender Offer Consideration”) payable in connection with the previously announced cash tender offers (the “Offers”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”), an indirect wholly-owned subsidiary of Wells Fargo & Company, which commenced on Jan. 19, 2021, to purchase for cash any and all of the 5.375% Notes due Feb. 7, 2035 (CUSIP No. 949746JM4), and the 5.95% Capital Efficient Notes due 2086 (scheduled maturity Dec. 15, 2036; CUSIP No. 949746NL1), of Wells Fargo & Company listed in the table below (each, a “Series of Securities,” and collectively, the “Securities”). The Offers will expire today, Jan. 25, 2021, at 5:00 p.m., New York City time, unless extended (such date and time, as it may be extended with respect to a Series of Securities, the “Expiration Date”). The Offers are being made solely pursuant to the Offer to Purchase (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery, each dated Jan. 19, 2021. The Offer to Purchase contains detailed information regarding the terms of the Offers, including the manner in which the Tender Offer Consideration was calculated.

The table below sets forth the Tender Offer Consideration for each Series of Securities. The reference yield listed in the table below is based on the bid-side price of the reference security as quoted on Bloomberg Reference Page FIT1 at 2:00 p.m., New York City time, today, as described in the Offer to Purchase.

Title of Security	CUSIP Number	Principal Amount Outstanding	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Reference Yield	Tender Offer Consideration (1)

5.375% Notes due Feb. 7, 2035	949746JM4	$750,000,000	+105 bps	0.875% U.S. Treasury Notes due Nov. 15, 2030	1.038%	$1,397.98

5.95% Capital Efficient Notes due 2086 (scheduled maturity Dec. 15, 2036)	949746NL1	$646,885,000	+180 bps	0.875% U.S. Treasury Notes due Nov. 15, 2030	1.038%	$1,395.70

(1) Per $1,000 principal amount of Securities tendered and accepted for purchase.

In addition to the Tender Offer Consideration, holders whose Securities are validly tendered (and not validly withdrawn) on or prior to the Expiration Date will receive accrued and unpaid interest in respect of their purchased Securities from the last interest payment date for such Series of Securities to, but not including, the Initial Settlement Date (as defined below) for such Series of Securities (“Accrued Interest”), payable on the Initial Settlement Date or the Guaranteed Delivery Settlement Date (as defined below), as applicable.

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Upon the terms and subject to the conditions of the Offers, the settlement date is expected to be Jan. 26, 2021, or promptly thereafter (the “Initial Settlement Date”).

Securities may be tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. Upon the terms and subject to the conditions of the Offers, the settlement date for tenders pursuant to a related Notice of Guaranteed Delivery is expected to be Jan. 28, 2021, or promptly thereafter (the “Guaranteed Delivery Settlement Date”). The applicable Accrued Interest payable on the Guaranteed Delivery Settlement Date will not include any interest for the period on or after the Initial Settlement Date.

Tenders of Securities pursuant to the Offers may be validly withdrawn at any time before the Expiration Date.

The Offers are open to all registered holders of Securities. A beneficial owner of Securities that are held of record by a broker, dealer, commercial bank, trust company, or other nominee (each, a “Custodian”) must instruct such Custodian to tender such Securities on the beneficial owner’s behalf in a timely manner. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in an Offer.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D. F. King & Co., Inc. by telephone at 212-269-5550 (banks and brokers) or 1-877-283-0318 or email at wfc@dfking.com. Questions regarding the Offers may be directed to Wells Fargo Securities at 704-410-4759 or collect at 1-866-309-6316 or email at liabilitymanagement@wellsfargo.com.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: www.dfking.com/wfc.

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Securities. The Offers are being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offers are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. None of Wells Fargo Securities, Wells Fargo & Company, the Tender Agent, the Information Agent, the applicate trustee, the paying agent or any of their respective affiliates or boards of directors makes any recommendation in connection with the Offers. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers, and other information applicable to the Offers.

About Wells Fargo

Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies in the U.S. We provide a diversified set of banking, investment, and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Contact Information

Media Ancel Martinez, 415-222-3858

ancel.martinez@wellsfargo.com

Investor Relations

2        Jan. 25, 2021  |  News Release

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

News Release Category: WF-CF

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3        Jan. 25, 2021  |  News Release